Exhibit 21.1

Subsidiaries of NeoGames S.A.

Legal Name of Subsidiary	Jurisdiction of Organization
Neogames Systems Ltd.	Israel
Neogames Ukraine	Ukraine
NeoGames US LLP	Delaware
NeoGames S.R.O.	Czech Republic
NeoGames Solutions LLC	Delaware